Exhibit 99(a)(12)

6181708 CANADA INC.

NOTICE OF MANDATORY ELECTION GIVEN PURSUANT

TO SECTION 206 OF THE CANADA BUSINESS CORPORATIONS ACT

March 9, 2004

TO:                         THE HOLDERS OF COMMON SHARES OF FRISCO BAY INDUSTRIES LTD.

AND TO:               THE DIRECTOR APPOINTED UNDER THE CANADA BUSINESS CORPORATIONS ACT

1.                                       By offers dated January 30, 2004 (the “Offers”), 6181708 Canada Inc. (the “Offeror”), an indirect wholly owned subsidiary of The Stanley Works, offered to purchase all of the outstanding common shares (the “Common Shares”) and all of the outstanding Class A common shares (“Class A Shares” and, together with the Common Shares, the “Shares”) of Frisco Bay Industries Ltd.  (the “Company”) at a price of U.S.$15.25 in cash per share.

2.                                       The Offers expired at 12:01 a.m. (Montreal time) on March 9, 2004.

3.                                       On the expiration of the Offers, holders of Class A Shares holding 100% of the outstanding Class A Shares and holders of Common Shares holding more than 90% of the outstanding Common Shares had accepted the Offers.  The Offeror has taken up and paid for all Shares validly deposited by shareholders of the Company who accepted the Offers.

4.                                       Pursuant to the provisions of section 206 of the Canada Business Corporations Act (the “Act”), the Offeror is entitled, upon compliance with the requirements of that section, to acquire all of the Common Shares not deposited under the Offers.  The text of section 206 of the Act is set out in Appendix “A” to this Notice.

5.                                       PURSUANT TO PARAGRAPH 206(3)(C) OF THE ACT, NOTICE IS HEREBY GIVEN THAT YOU ARE REQUIRED TO ELECT EITHER:

(a)                                  to transfer your Common Shares to the Offeror and to receive consideration therefor of a cash payment of U.S.$15.25 for each Common Share on the terms on which the Offeror acquired Shares from shareholders who accepted the Offers.  This election, for convenience, may be made by marking box (A) on the accompanying Response Letter; or

(b)                                 to demand payment of the fair value of your Common Shares, as determined by a court in accordance with subsections 206(9) to (18) of the Act, by so notifying the Offeror within 20 days after you receive this Notice.  This election, for convenience may be made by marking box (B) on the accompanying Response Letter.  As the Offeror is not required to make an application for such determination, it may be necessary for a shareholder who makes this election to make the appropriate court application.  Fair value of the Common Shares as so determined may be more or less than U.S.$15.25 per share.

Regardless of the election, shareholders not resident in Canada for purposes of the Income Tax Act (Canada) must obtain and deliver a clearance certificate under Section 116 of the Income Tax Act (Canada) in satisfactory form and manner failing which 25% of the consideration otherwise payable to the shareholder will be withheld and remitted to the Canada Customs and Revenue Agency.  In addition, shareholders that are corporations not resident in Canada for purposes of the Taxation Act (Quebec) must obtain and deliver a clearance certificate under Section 1098 of the Taxation Act (Quebec) in satisfactory form and manner failing which 12% of the consideration otherwise payable to the shareholder will be withheld and remitted to the Ministère du Revenu du Québec.

THE ACCOMPANYING RESPONSE LETTER MUST BE SENT OR DELIVERED, DULY COMPLETED AND SIGNED, TO COMPUTERSHARE TRUST COMPANY OF CANADA (THE “CANADIAN FORWARDING AGENT”) AT THE ADDRESS SET OUT IN PARAGRAPH 10 BELOW, WITHIN 20 DAYS AFTER RECEIPT OF THIS NOTICE.

YOU WILL BE DEEMED TO HAVE ELECTED TO TRANSFER YOUR COMMON SHARES TO THE OFFEROR ON THE TERMS STATED IN THE OFFERS (NAMELY, FOR A CASH PAYMENT OF U.S.$15.25 PER SHARE) IF THE ACCOMPANYING RESPONSE LETTER IS NOT SENT OR DELIVERED WITHIN SUCH TIME PERIOD.

6.                                       REGARDLESS OF THE ELECTION YOU MAKE IN ACCORDANCE WITH PARAGRAPH 5 OF THIS NOTICE, YOU ARE REQUIRED PURSUANT TO SUBSECTION 206(5) OF THE ACT TO DELIVER ALL CERTIFICATES REPRESENTING YOUR COMMON SHARES WITHIN 20 DAYS AFTER YOU RECEIVE THIS NOTICE TO THE CANADIAN FORWARDING AGENT, AS AGENT FOR THE COMPANY, AT THE ADDRESS SET OUT IN PARAGRAPH 10 BELOW.

7.                                       Within 20 days of the date of this Notice, the Offeror will pay to the Canadian Forwarding Agent, as agent for the Company, U.S.$15.25 for each Common Share that was not acquired pursuant to the Offers.  Pursuant to the provisions of subsection 206(7) of the Act, the Company is deemed to hold such funds in trust for the holders of Common Shares who did not accept the Offers.

8.                                       Within 30 days of the date of this Notice, American Stock Transfer & Trust Company, transfer agent of the Company, will be directed by the Company to issue to the Offeror a share certificate in respect of all of the Common Shares held by the holders of Common Shares who did not accept the Offers.

On the date of this Notice, the Canadian Forwarding Agent has been directed by the Company to, within 30 days hereof:

(a)                                  send or deliver to each holder of Common Shares who elects, or is deemed to have elected, to transfer their Common Shares to the Offeror on the basis set forth in subparagraph 5(a) above and who sends or delivers the certificate(s) in respect of their Common Shares in accordance with paragraph 6 above, U.S.$15.25 for each Common Share (in the case of non-resident shareholders, less any amounts required to be withheld in the absence of the delivery of a satisfactory clearance certificate under Section 116 of the Income Tax Act (Canada) and, if applicable, Section 1098 of the Taxation Act (Quebec), all as described in paragraph 5, above) out of the funds received from the Offeror as described in paragraph 7 above; and

(b)                                 send to each holder of Common Shares who has not sent or delivered the certificate(s) in respect of their Common Shares, as described in paragraph 6 above, a notice stating that:

(i)                                     the certificate(s) in respect of the Common Shares of such holder has (have) been cancelled;

(ii)                                  the Company holds in trust for such holder the money to which such holder is entitled as payment for the Common Shares of such holder; and

(iii)                               the Canadian Forwarding Agent will, subject to the application of subsections 206(9) to (18) of the Act, send or deliver such money (in the case of a non-resident shareholder, net of applicable withholding) to such holder without delay after receiving the certificate(s) representing the Common Shares of such holder.

9.                                       If any holder of Common Shares who did not accept the Offers elects to demand payment of the fair value of such Common Shares in accordance with paragraph 5(b) above (a “Dissenting Shareholder”), the Offeror may, but is not required to, apply to a court to fix the fair value of such Common Shares pursuant to the provisions of section 206 of the Act at any time within 20 days after the date that it pays the money to the Canadian Forwarding Agent as contemplated under paragraph 7.  If the Offeror fails to make such an application within such time period, any Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days.  Where no application is made by the Offeror or a Dissenting Shareholder to determine the fair value of the Common Shares within the required period of time, each Dissenting Shareholder will be deemed to have elected to transfer their Common Shares to the Offeror on the same terms stated in the Offers (namely, for a cash payment of U.S.$15.25 per share, and in the case of non-resident shareholders, less any amounts required to be withheld in the absence of the delivery of a satisfactory clearance certificate under Section 116 of the Income Tax Act (Canada) and, if applicable, Section 1098 of the Taxation Act (Quebec), as described in paragraph 5 above).

10.                                 Your election (which may be made on the accompanying Response Letter) together with your share certificate(s) should be sent to one of the following addresses:

COMPUTERSHARE TRUST COMPANY OF CANADA

By Mail:

P.O. Box 7021
31 Adelaide St E
Toronto, ON   M5C 3H2

Attention:  Corporate Actions

By Registered Mail, Hand or Courier:

100 University Avenue
9th Floor
Toronto, ON   M5J 2Y1

Tel.: 1-800-564-6253
Attention:  Corporate Actions

Yours very truly,

6181708 CANADA INC.

By:	/s/ James M. Loree
Name: James M. Loree
Title: President and Chief Financial Officer

APPENDIX “A”

CANADA BUSINESS CORPORATIONS ACT

PART XVII
COMPULSORY AND COMPELLED ACQUISITIONS

Definitions	206. (1) The definitions in this subsection apply in this Part.
“dissenting offeree” «pollicité dissident»

“dissenting offeree” means, where a take-over bid is made for all the shares of a class ofshares, a holder of a share of that class who does not accept the take-over bid and includes a  subsequent holder of that share who acquires it from the first mentioned holder;

“offer” « pollicitation »	“offer” includes an invitation to make an offer.
“offeree” « pollicité »	“offeree” means a person to whom a take-over bid is made.
“offeree corporation” « société pollicitée »	“offeree corporation” means a distributing corporation whose shares are the object of a take-over bid.
“offeror” « pollicitant »

“offeror” means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a) make take-over bids jointly or in concert; or

(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made.

“share” « action »

“share” means a share, with or without voting rights, and includes

(a) a security currently convertible into such a share; and

(b) currently exercisable options and rights to acquire such a share or such a convertible security.

“take-over bid” « offre d’achat visant à la mainmise »

“take-over bid” means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares.

Right to acquire

(2) If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.
Notice

(3) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that

(a) the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;

(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c) a dissenting offeree is required to elect

(i) to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;

(d) a dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e) a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.

Notice of adverse claim

(4) Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting offeree.

Share certificate

(5) A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days after receiving the notice,

(a) send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and

(b) elect

(i) to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

Deemed election

(5.1) A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Payment

(6) Within twenty days after the offeror sends an offeror’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i).

Consideration

(7) The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

When corporation is offeror

(7.1) A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

Duty of offeree corporation

(8) Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall

(a) if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting offerees;

(b) give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c) if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that

(i) the dissenting shareholder’s shares have been cancelled,

(ii) the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and

(iii) the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.

Application to court

(9) If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

Idem	(10) If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.
Status of dissenter if no court application

(11) Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid.

Venue

(12) An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.

No security for costs	(13) A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).
Parties

(14) On an application under subsection (9) or (10)

(a) all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court

(15) On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Appraisers	(16) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.
Final order	(17) The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.
Additional powers

(18) In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

(a) fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);

(b) order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and

(d) order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.

R.S., 1985, c. C-44, s. 206; 2001, c. 14, ss. 99, 135(E).

Obligation to acquire shares

206.1 (1) If a shareholder holding shares of a distributing corporation does not receive an offeror’s notice under subsection 206(3), the shareholder may

(a) within ninety days after the date of termination of the take-over bid, or

(b) if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of

(i) the date of termination of the take-over bid, and

(ii) the date on which the shareholder learned of the take-over bid,

require the offeror to acquire those shares.

Conditions

(2) If a shareholder requires the offeror to acquire shares under subsection (1), the offeror shall acquire the shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the take-over bid.

2001, c. 14, s. 100.

RESPONSE LETTER

This Response Letter is provided for your convenience in responding within the required time period to the Notice of Mandatory Election of 6181708 Canada Inc. dated March 9, 2004 (the “Offeror’s Notice”) given pursuant to section 206 of the Canada Business Corporations Act to the holders of common shares of Frisco Bay Industries Ltd. (the “Company) who did not accept the offer of 6181708 Canada Inc. dated January 30, 2004 to purchase all of the outstanding common shares (the “Common Shares”) of the Company for U.S.$15.25 in cash per share.

PLEASE READ CAREFULLY THE INSTRUCTIONS SET OUT BELOW BEFORE COMPLETING THIS LETTER.

To:                          6181708 Canada Inc.

And To:                 Frisco Bay Industries Ltd.

                                c/o Computershare Trust Company of Canada (“Canadian Forwarding Agent”)

                                100 University Avenue

                                9th Floor

                                Toronto, ON  M5J 2Y1

                                Attention: Corporate Actions

Dear Sirs:

In response to the Offeror’s Notice, the undersigned holder of Common Shares hereby elects (by marking the appropriate box below):

(A)          ☐            to transfer to 6181708 Canada Inc. the Common Shares owned by the undersigned for a cash payment of U.S.$15.25 for each Common Share; or

(B)           ☐            to demand payment of the fair value of the Common Shares owned by the undersigned, as determined by a court in accordance with section 206 of the Canada Business Corporations Act, and hereby notifies 6181708 Canada Inc. of such election. 6181708 Canada Inc. is not required to make an application for such determination, it may be necessary for a shareholder who makes this election to make the appropriate court application.  Fair value of the Common Shares as so determined may be more or less than U.S.$15.25 for each Common Share.

If the undersigned elects to receive U.S.$15.25 per Common Share under (A) above, then provided the undersigned sends the certificate(s) representing the Common Shares of the undersigned to the Canadian Forwarding Agent, a cheque in the amount of U.S.$15.25 multiplied by the number of such Common Shares will be issued to the undersigned at the last address of the undersigned as it appears on the shareholders’ register of the Company or at the address specified below where such address is different from the last address which appears on the shareholders’ register.

Name (please print)	Date
Street Address or P.O. Box	Signature of Shareholder
City Province	Postal Code

Note:                   It is only necessary to specify an address if you wish the cheque sent to an address other than the one which presently appears in the shareholders’ register.

The above-signed hereby represents and warrants that the beneficial owner of the Common Shares is (check one):

(A)          ☐            a resident of Canada within the meaning of the Income Tax Act (Canada) and the Taxation Act (Quebec); or

(B)           ☐            not a resident of Canada within the meaning of the Income Tax Act (Canada) and the Taxation Act (Quebec).

If no box is checked, the beneficial owner of the Common Shares will be assumed to be a non-resident of Canada for the purpose of the Income Tax Act (Canada) and the obligation to deliver a clearance certificate under Section 116 of the Income Tax Act (Canada) in a satisfactory manner and form will apply.

The above-signed hereby represents and warrants that the beneficial owner of the Common Shares is (check one):

(a)           ☐            a corporation; or

(b)           ☐            not a corporation.

If no box is checked, the beneficial owner will be assumed to be a corporation for purposes of the Taxation Act (Quebec) and the obligation to deliver a clearance certificate under Section 1098 of the Taxation Act (Quebec) in a satisfactory manner and form will apply.

Instructions

1.                                       Within 20 days after receipt of the Offeror’s Notice, each holder of Common Shares should send or deliver this Response Letter, duly completed and signed, together with the share certificate(s) for the Common Shares of such holder to the Canadian Forwarding Agent at the address specified in the Offeror’s Notice.  The method of delivery to the Canadian Forwarding Agent of certificates for Common Shares is at the option and risk of the holder.  It is recommended that such documents be delivered by hand to the Canadian Forwarding Agent and a receipt obtained or, if mailed, be sent by registered mail, with return or acknowledgement of receipt requested, and that proper insurance be obtained.

2.                                       Unless a holder demands payment of the fair value of the Common Shares of such holder as indicated by box (B) above and notifies 6181708 Canada Inc. through the Canadian Forwarding Agent of such demand within 20 days after receipt of the Offeror’s Notice, such holder will be deemed to have elected to receive a cash payment of U.S.$15.25 for each of the Common Shares of such holder.

3.                                       Each holder who has, or is deemed to have, elected to receive U.S.$15.25 for each of the Common Shares of such holder must forward the certificate(s) for such Common Shares to the Canadian Forwarding Agent on behalf of the Company before the holder is entitled to receive payment for such Common Shares.

4.                                       If a share certificate has been lost or destroyed, the holder must notify promptly Carolyn O’Neill at American Stock Transfer & Trust Company, the Company’s transfer agent, at the following address: 6201 15th Avenue Brooklyn, New York, 11219 (U.S.A.), telephone no. (718) 921-8206.  The American Stock Transfer & Trust Company will respond with the replacement instructions.  Please ensure that you provide your telephone number to the American Stock Transfer & Trust Company so that the American Stock Transfer & Trust Company may contact you if required.